EX-99.(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 of Templeton Developing Markets Trust of our report dated October 23, 2023, relating to the financial statements and financial highlights, which appear in Templeton China World Fund’s Annual Report on Form N-CSR for the year ended August 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights of the China World Fund and the Developing Markets Trust” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
San Francisco, California
August 15, 2024